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                                                                   Exhibit 3.20a

                            ARTICLES OF INCORPORATION

                                       OF

                               ecom-division, Inc.

          The undersigned, acting as incorporator of a stock corporation under the provisions of Title 13.1 of the Code of Virginia Annotated, hereby adopts the following Articles of Incorporation for such corporation:

1.   NAME

          The name of this Corporation is ecom-division, Inc. (the
"Corporation").

2.   SHARES

          The aggregate number of shares that the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock (all such shares to constitute one class only), having a par value of $.01 per share.

3.   REGISTERED OFFICE AND AGENT

          The post-office address of the initial registered office of the Corporation is 5511 Staples Mill Road, Richmond, Virginia 23228. The name of the county and city in which the initial registered office is located is the County of Henrico, City of Richmond. The name of the initial registered agent of the Corporation is Edward R. Parker, Esq., who is a resident of Virginia and a member of the Virginia State Bar, and whose business office is the same as the registered office of the Corporation.

4.   BOARD OF DIRECTORS

     4.1. Initial Directors

          The number of directors constituting the initial Board of Directors is three and the names and addresses of the persons who are to serve as initial directors are the following:

 NAME                                   MAILING ADDRESS

 William G. Kamarek                     c/o Electronic Systems, Inc.
                                        361 Southport Circle
                                        Virginia Beach, VA 23452

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 Thomas S. Johnson                      c/o Global Imaging Systems, Inc.
                                        P.O. Box 273478
                                        Tampa, Florida 33688

 Raymond Schilling                      c/o Global Imaging Systems, Inc.
                                        P.O. Box 273478
                                        Tampa, Florida 33688

     4.2. Terms of Directors

          The initial directors shall serve until the first meeting of shareholders at which directors are elected and until their successors are elected and qualified. Thereafter, the number of directors shall be such number as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation; provided, that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The terms, classifications, qualifications and election of the Board of Directors and the filling of vacancies thereon shall be as provided herein and in the Bylaws.

5.   PREEMPTIVE RIGHTS

          No shareholder of the Corporation shall have any preemptive rights to purchase, subscribe for or otherwise acquire any stock or other securities of the Corporation, whether now or hereafter authorized, and any and all preemptive rights hereby are denied.

6.   LIMITATION ON LIABILITY

          To the fullest extent permitted by the laws of the Commonwealth of Virginia, as presently in effect or as the same hereafter may be amended and supplemented, in any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct shall not exceed the sum of one dollar ($1.00). The liability of an officer or director shall not be limited as provided in this
Section 7 if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

7.   INDEMNIFICATION

          The Corporation shall to the fullest extent permitted by the laws of the Commonwealth of Virginia, as presently in effect or as the same hereafter may

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be amended and supplemented, indemnify an individual who is or was a director or officer of the Corporation and who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (collectively, a "proceeding"), against any obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to any employee benefit plan) or other liability and reasonable expenses (including counsel fees) incurred with respect to such a proceeding, except such liabilities and expenses as are incurred because of such director's or officer's willful misconduct or knowing violation of the criminal law. The Corporation is authorized to contract in advance to indemnify and to make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this Section 7.

          Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses reasonably incurred by a director or officer in a proceeding as described above upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director's or officer's ability to make repayment.

          The determination that indemnification under this Section 7 is permissible, the authorization of such indemnification (if applicable), and the evaluation as to the reasonableness of expenses in a specific case shall be made as provided by law. Special legal counsel selected to make determinations under this Section 7 may be counsel for the Corporation. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make him or her ineligible for indemnification.

          For the purposes of this Section 7, every reference to a director or officer shall include, without limitation, (i) every individual who is a director or officer of the Corporation, (ii) an individual who, while a director or officer, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, (iii) an individual who formerly was a director or officer of the Corporation or who, while a director or officer, occupied at the request of the Corporation any of the other positions referred to in clause (ii) of this sentence, and (iv) the estate, personal representative, heirs, executors and administrators of a director or officer of the Corporation or other person referred to herein. Service as a director, officer, partner, trustee, employee or agent of another foreign or domestic Corporation,

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partnership, joint venture, trust, employee benefit plan or other enterprise controlled by the Corporation shall be deemed service at the request of the Corporation. A director or officer shall be deemed to be serving an employee benefit plan at the Corporation's request if such person's duties to the Corporation also impose duties on, or otherwise involve services by, such person to the plan or to participants in or beneficiaries of the plan.

          Indemnification pursuant to this Section 7 shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. No person shall be entitled to indemnification by the Corporation, however, to the extent such person is actually indemnified by another entity, including an insurer. In addition to any insurance that may be maintained on behalf of any director, officer or other person, the Corporation is authorized to purchase and maintain insurance against any liability it may have under this Section 7 to protect any of the persons named above against any liability arising from their service to the Corporation or to any other enterprise at the Corporation's request, regardless of the Corporation's power to indemnify against such liability. The provisions of this Section 7 shall not be deemed to preclude the Corporation from entering into contracts otherwise permitted by law with any individuals or entities other than those named in this Section 7.

          The provisions of this Section 7 shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to a proceeding may have occurred before such adoption. No amendment, modification or repeal of this Section 7 shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal. If any provision of this
Section 7 or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Section 7, and to this end the provisions of this Section 7 are severable.

Dated:  December 28, 1999


                                        HOGAN & HARTSON, L.L.P.
                                        Incorporator


                                        By: /s/ Christopher J. Hagan
                                           -------------------------------------
                                           Christopher J. Hagan

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